Exhibit 4.2

AMENDED REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of January 31, 2019, by and between by and between Adamas One Corp., a Nevada corporation, with headquarters located at 10645 N. Tatum Road, Phoenix, Arizona 85028 (“Adamas”), and SCIO Diamond Technology Corporation, a Nevada corporation (“SCIO”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Amended Asset Purchase Agreement by and between the parties hereto, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). This Amended Agreement amends, supersedes and replaces the Registration Rights Agreement entered into between the parties dated as of November 30, 2018 in its entirety.

WHEREAS:

A.       In connection with the Asset Purchase Agreement, (i) Adamas has agreed, upon the terms and subject to the conditions set forth in the Purchase Agreement, to issue SCIO One Million Two Hundred Fifty Thousand (1,250,000) shares of Adamas’ common stock (the “Common Stock”), par value $0.001 per share.

B.       To induce SCIO to execute and deliver the Purchase Agreement, Adamas has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Adamas and SCIO hereby agree as follows:

1.           DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a.       “Person” means any individual or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

b.       “Register”, “registered”, and “registration” refer to a registration effected by preparing and filing one or more registration statements of Adamas in compliance with the Securities Act and/or pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such registration statement(s) by the United States Securities and Exchange Commission (the “SEC”).

c.       “Registrable Securities” means 900,000 shares of Common stock and any shares of common stock issued to SCIO as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise with respect thereto.

d.       “Registration Statement” means one or more registration statements of Adamas covering only the sale of the Registrable Securities.

2.           REGISTRATION.

a.       Mandatory Registration. Adamas shall, upon SCIO’s written request at any time after the date of the Closing under the Purchase Agreement, file, within ninety (90) calendar days, with the SEC an initial Registration Statement covering the Registrable Securities as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale or other distribution of such Registrable Securities by SCIO, including but not limited to under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices), as mutually determined by both Adamas and SCIO in consultation with their respective legal counsel, subject to the aggregate number of authorized shares of Adamas’ Common Stock then available for issuance in its Articles of Incorporation. The initial Registration Statement shall register only Three Hundred Thousand (300,000) of the Registrable Securities for resale and distribution; the remaining Six Hundred Thousand (600,000) shares shall be subject to Section 2.c. below and the Lock-Up/Leak Out provisions set forth on Addendum A attached hereto. SCIO and its counsel shall have a reasonable opportunity to review and comment upon such Registration Statement and any amendment or supplement to such Registration Statement and any related prospectus prior to its filing with the SEC, and Adamas shall give due consideration to all reasonable comments. SCIO shall furnish all information reasonably requested by Adamas for inclusion therein. Adamas shall use its reasonable best efforts to have the Registration Statement and any amendment declared effective by the SEC at the earliest possible date. Adamas shall use reasonable best efforts to keep the Registration Statement effective, including but not limited to pursuant to Rule 415 promulgated under the Securities Act and available for the resale by anyone acquiring from SCIO all of the Registrable Securities covered thereby at all times until the earlier of (i) the date as of which such acquiror may sell all of the Registrable Securities without restriction pursuant to Rule 144 promulgated under the Securities and (ii) the date on which such acquirer shall have sold all the Registrable Securities covered thereby and no Available Amount remains under the Purchase Agreement (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

b.       Rule 424 Prospectus. Adamas shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement. SCIO and its counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the SEC, and Adamas shall give due consideration to all such comments. SCIO shall use its reasonable best efforts to comment upon such prospectus within one (1) Business Day from the date SCIO receives the pre-filing version of such prospectus.

c.       Additional Registration Statements. At SCIO’s request, Adamas shall file new Registration Statements (“New Registration Statements”), so as to cover any such remaining Registrable Securities (up to 900,000 shares of Common Stock in the aggregate), (subject to the limitations set forth in Section 2(a)) in accordance with the following: (i) no earlier than the nine month anniversary of the filing of the initial Registration Statement, file a New Registration Statement covering an additional Three Hundred Thousand (300,000) shares of common stock, and (ii) no earlier than the fifteen month anniversary of the filing of the initial Registration Statement, file a New Registration Statement covering the remaining Three Hundred Thousand (300,000) shares of common stock. Subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act, Adamas shall use its reasonable best efforts to cause New Registration Statement(s) to become effective as soon as practicable following the filing thereof. Unless the Registration Period has ended, in the event that any of the shares of Common Stock are not included in the Registration Statements, or have not been included in any New Registration Statement and Adamas files any other registration statement under the Securities Act (other than on Form S-4, Form S-8, or with respect to other employee related plans or rights offerings) (“Other Registration Statement”) then Adamas shall include in such Other Registration Statement first all of such shares of Common stock that have not been previously registered, and second any other securities Adamas wishes to include in such Other Registration Statement.

d.       Offering. If the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by SCIO, or its distributees, under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), Adamas is otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then Adamas shall reduce the number of Registrable Securities to be included in such initial Registration Statement (with the prior consent, which shall not be unreasonably withheld, of SCIO and its legal counsel as to the specific Registrable Securities to be removed therefrom) until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid. Unless the Registration Period has ended, in the event of any reduction in Registrable Securities pursuant to this paragraph, Adamas shall file one or more New Registration Statements in accordance with Section 2(c) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by SCIO or its distributees. Notwithstanding any provision herein or in the Purchase Agreement to the contrary, Adamas’s obligations to register Registrable Securities (and any related conditions to SCIO’s obligations) shall be qualified as necessary to comport with any requirement of the SEC or the Staff as addressed in this Section 2(d).

3.           RELATED OBLIGATIONS.

With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2 including on any New Registration Statement, Adamas shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, Adamas shall have the following obligations:

a.       Adamas shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of Adamas covered by the Registration Statement or any New Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.

b.       Adamas shall permit SCIO to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two (2) Business Days prior to their filing with the SEC, and not file any document in a form to which SCIO reasonably objects. SCIO shall use its reasonable best efforts to comment upon the Registration Statement or any New Registration Statement and any amendments or supplements thereto within two (2) Business Days from the date SCIO receives the final version thereof. Adamas shall furnish to SCIO, without charge any correspondence from the SEC or the staff of the SEC to Adamas or its representatives relating to the Registration Statement or any New Registration Statement.

c.       Upon request of SCIO, Adamas shall furnish to SCIO (in digital format if possible), (i) promptly after the same is prepared and filed with the SEC, at least one copy of such registration statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any registration statement, a copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as SCIO may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as SCIO may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by SCIO. For the avoidance of doubt, any filing available to SCIO via the SEC’s live EDGAR system shall be deemed “furnished to SCIO” hereunder.

d.       As promptly as practicable after becoming aware of such event or facts, Adamas shall notify SCIO in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to SCIO (or such other number of copies as SCIO may reasonably request). Adamas shall also promptly notify SCIO in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a registration statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to SCIO by email or facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to any registration statement or related prospectus or related information, and (iii) of Adamas’ reasonable determination that a post-effective amendment to a registration statement would be appropriate.

e.       Adamas shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify SCIO of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

f.       Adamas shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by Adamas are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities on the OTC market. Adamas shall pay all fees and expenses in connection with satisfying its obligation under this Section.

g.       Adamas shall cooperate with SCIO to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to any registration statement and enable such certificates to be in such denominations or amounts as SCIO may reasonably request and registered in such names as SCIO may request.

h.       Adamas shall at all times provide a transfer agent and registrar with respect to its Common Stock.

i.       If reasonably requested by SCIO, Adamas shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as SCIO believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable upon notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any registration statement.

j.       Adamas shall use its reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

k.       Within three (3) Business Days after any registration statement which includes the Registrable Securities is ordered effective by the SEC, Adamas shall deliver, and shall cause legal counsel for Adamas to deliver, to the transfer agent for such Registrable Securities (with copies to SCIO) confirmation that such registration statement has been declared effective by the SEC. Thereafter, if requested by SCIO at any time, Adamas shall require its counsel to deliver to SCIO a written confirmation whether or not the effectiveness of such registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the registration statement is current and available to SCIO for sale of all of the Registrable Securities.

l.       Adamas shall take all other reasonable actions necessary to expedite and facilitate disposition by SCIO of Registrable Securities pursuant to any registration statement.

4.           OBLIGATIONS OF SCIO.

a.       Adamas shall notify SCIO in writing of the information Adamas reasonably requires from SCIO in connection with any registration statement hereunder. SCIO shall furnish to Adamas such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as Adamas may reasonably request.

b.       SCIO agrees to cooperate with Adamas as reasonably requested by Adamas in connection with the preparation and filing of any registration statement hereunder.

c.       SCIO agrees that, upon receipt of any notice from Adamas of the happening of any event or existence of facts of the kind described in Section 3(e) or the first sentence of 3(d), SCIO will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until SCIO’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(e) or the first sentence of 3(d). Notwithstanding anything to the contrary, Adamas shall cause its transfer agent to promptly deliver shares of Common Stock without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which SCIO has entered into a contract for sale prior to SCIO’s receipt of a notice from Adamas of the happening of any event of the kind described in Section 3(e) or the first sentence of Section 3(d) and for which SCIO has not yet settled.

5.           EXPENSES OF REGISTRATION.

All reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for Adamas, shall be paid by Adamas.

6.           INDEMNIFICATION.

a.       To the fullest extent permitted by law, Adamas will, and hereby does, indemnify, hold harmless and defend SCIO, each Person, if any, who controls SCIO, the members, the directors, officers, partners, employees, agents, representatives of SCIO and each Person, if any, who controls SCIO within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if Adamas files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by Adamas of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement or (iv) any material violation by Adamas of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). Adamas shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about SCIO furnished in writing to Adamas by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by Adamas pursuant to Section 3(c) or Section 3(e); (ii) with respect to any superseded prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by Adamas pursuant to Section 3(c) or Section 3(e), and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of SCIO to deliver or to cause to be delivered the prospectus made available by Adamas, if such prospectus was timely made available by Adamas pursuant to Section 3(c) or Section 3(e); and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Adamas, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by SCIO pursuant to Section 9.

b.       Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effectuated without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

c.       The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages am incurred.

d.       The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7.           CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise he liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8.           REPORTS AND DISCLOSURE UNDER THE SECURITIES ACTS.

With a view to making available to SCIO the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit SCIO to sell securities of Adamas to the public without registration (“Rule 144”), Adamas agrees, at Adamas’s sole expense, to:

a.       make and keep public information available, as those terms are understood and defined in Rule 144;

b.       use reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Adamas under the Securities Act and the Exchange Act so long as Adamas becomes subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

c.       furnish to SCIO so long as SCIO owns Registrable Securities, promptly upon request, (i) a written statement by Mamas that it has complied with the reporting and or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Adamas and such other reports and documents so filed by Adamas, and (iii) such other information as may be reasonably requested to permit SCIO to sell such securities pursuant to Rule 144 without registration; and

d.       take such additional action as is requested by SOO to enable SCIO to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to Adamas’ Transfer Agent as may be requested from time to time by SOO and otherwise fully cooperate with SCIO and SCIO’s broker to effect such sale of securities pursuant to Rule 144.

9.           ASSIGNMENT OF REGISTRATION RIGHTS.

Adamas shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of SCIO. SCIO may not assign, other than to its distributees, its rights under this Agreement without the written consent of Adamas.

10.           AMENDMENT OF REGISTRATION RIGHTS.

No provision of this Agreement may be amended or waived by the parties from and after the date that is one Business Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, no provision of this Agreement may be (i) amended other than by a written instrument signed by both parties hereto or (ii) waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

11.           MISCELLANEOUS.

a.       A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If Adamas receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, Adamas shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

b.       Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall he:

If to Adamas:	Adamas One Corp. 10645 N. Tatum Road Phoenix, AZ 85028 Attn: John G. Grdina Facsimile: __________________________ Telephone: _________________________ E-mail: _____________________________

If to SCIO:	SCIO Diamond Technology Corporation 411 University Ridge, Suite D Greenville, SC 29601 Facsimile: __________________________ Telephone: _________________________ E-mail: _____________________________

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or email account containing the time, date, recipient facsimile number or email address, as applicable, and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c.       The corporate laws of the State of Nevada shall govern all issues concerning this Agreement. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the State of Arizona, County of Maricopa, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

d.       This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

e.       Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be banding upon the successors and permitted assigns of each of the parties hereto.

f.       The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof

g.       This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by email in a “.pdf” format data file of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

h.       Each party shalt do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

i.       The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

j.       This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of day and year first above written.

Adamas: Adamas One Corp. a Nevada corporation

By:	/s/ John Grdina
John Grdina, GEO/President

SCIO: SCIO Diamond Technology Corporation a Nevada corporation

By:	/s/ Gerald McGuire
Gerald McGuire, President

ADDENDUM A
LOCK-UP/LEAK-OUT PROVISIONS

The following provisions shall apply to the Six Hundred Thousand (600,000) shares of Common Stock (the “Shares”) not included in the initial registration statement pursuant to the terms of the Registration Rights Agreement, of which this Addendum is a part:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Registration Rights Agreement, dated as of the date hereof.

(a)       “Affiliate” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with a specified Person and shall also include (i) any Person who is an officer or director of such specified Person or any subsidiary or beneficial owner of at least five percent (5%) of the then outstanding capital stock of such specified Person and Family Members of any such Person, or (ii) any Person of which such specified Person or an Affiliate of the specified Person shall, directly or indirectly, either beneficially own at least ten percent (10%) of such Person’s outstanding capital stock.

(b)       “Disposition” or “Dispose” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation or other disposition, whether voluntary or involuntary.

(c)       “Family Members” means, as applied to any individual, such individual’s spouse, children (including stepchildren or adopted children), grandchildren or parents thereof, and any trust or other estate planning vehicle created for the primary benefit of the Holder or any one or more of the persons described above

(d)       “Holder” means SCIO or any stockholder of SCIO who receives a distribution of Shares.

(e)       “Permitted Transferee” means (i) in the case of the Holders who are entities, to Affiliates of such Holders, or (ii) in the case of the Holders who are individuals, to Family Members of such Holders.

(f)       “Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

(g)       “Shares” means the Si \ Hundred Thousand (600,000) shares of Adamas Common Stock not included in the initial registration statement subject to the terms of the Registration Rights Agreement.

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2. Lock-Up.

(a)       No Holder may Dispose of all or any of the Shares other than in accordance with the following clauses (and then only in accordance with applicable securities laws) and subject to Sections 2(b) below:

(i)       From the nine-month anniversary to the day before the eighteenth-month anniversary of the filing of the initial registration statement, each Holder may Dispose of up to 20% in aggregate of its Shares.

(ii)       From the eighteenth-month anniversary to the day before the second anniversary of the filing of the initial registration statement, each Holder may Dispose of up to 50% in aggregate of its Shares less any such Shares Disposed of pursuant to clause (i) above.

(iii)       From and after the second anniversary of the filing of the initial registration statement, each Holder may Dispose of any and all Shares.

(b)       Notwithstanding Section 2(a) any Holder may, from time to time, transfer all or any of its Shares:

(i)       to Adamas or any Person designated by Adamas upon its repurchase of any Shares pursuant to the terms of any plan approved by the Adamas board of directors.

(ii)       tea Permitted Transferee; provided that in each case the transferor Holder shall have first delivered to Adamas the written agreement of the transferee to become a party to this Addendum and the Transaction Documents to the same extent as if such transferee were the Holder;

(iii)       in connection with or at any time after an Acquisition Transaction; where an “Acquisition Transaction” means (A) any Person or Group (as such term is defined in Section 13(d) of the Exchange Act) commencing a tender or exchange offer seeking to acquire control of Adamas, but then only a transfer to such Person or Group pursuant to such offer, (B) any Person or Group acquiring securities of Adamas representing at least 50% of the voting power of all of the outstanding securities of Adamas (a “Chance of Control”), or (C) any transaction as to which Mamas has entered into a definitive agreement or publicly announced its support of which, if effected, would constitute a Change of Control, but then only a transfer pursuant to such transaction; or

(iv)       with the prior written consent of Adamas.

3. Void Dispositions. Any Disposition of Shares made in contravention of any of the provisions of this Addendum shall not be recognized by Adamas and shall be void and of no effect.

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4. Share Certificates. If and whenever a Holder holds a share certificate for Shares on which a legend appears referencing the restrictions set forth in this Addendum and some or all of which Shares the Holder is then entitled to sell pursuant to Section 2(a) or Section 2(b)(ii), then Adamas’ transfer agent shall deliver to such Holder, at the sole expense of the Holder, (i) a replacement share certificate without such legend for such shares within ten (10) Business Days of such Holder’s request therefor and delivery to Adamas’ transfer agent of the share certificate with the legend (the “original certificate”) and (ii) a replacement share certificate with such legend for any additional shares evidenced by the original certificate which remain subject to the restrictions set forth in this Addendum.

5. Transfer of Rights. This Addendum, and the rights and obligations of each Holder hereunder, may be assigned by such Holder to any person or entity that acquires all or any portion of the Shares owned by such Holder pursuant to the terms of this Addendum or the Registration Rights Agreement. Any transferee to whom rights under this Addendum are transferred will as a condition of such transfer, deliver to Adamas a written agreement to become a party to this Addendum to the same extent as if such transferee were such Holder.

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